Exhibit 99.1

Concho Resources Inc. Reports First Quarter 2017 Results

Delivered 13% Organic Crude Oil Growth Quarter-Over-Quarter

Raised Full-Year 2017 Production Growth Target to a Range of 21% - 25%

MIDLAND, Texas--(BUSINESS WIRE)--May 3, 2017--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for the first quarter of 2017.

First-Quarter 2017 Highlights

  Delivered quarterly production of 181.4 MBoepd, exceeding the high end of the Company’s guidance range. Raised full-year 2017 production outlook to a range of 21% - 25% annual growth and maintained capital expenditure outlook.
  Increased crude oil production to 113.6 MBopd, up 28% year-over-year.
  Achieved record well performance in the Company’s Delaware Basin and New Mexico Shelf assets.
  Making the shift to manufacturing mode with large-scale development projects in the Delaware Basin and in the Midland Basin.
  Reduced per-unit production expense and interest expense 27% and 42%, respectively, year-over-year. Lowered full-year 2017 guidance for per-unit production and depreciation, depletion and amortization expenses.
  Continued to execute a disciplined capital program with cash flows exceeding capital expenditures for the seventh consecutive quarter.
  Reported quarterly net income of $650 million, or $4.37 per diluted share. Adjusted net income totaled $72 million, or $0.49 per diluted share (non-GAAP).
  Generated $461 million of EBITDAX (non-GAAP).

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of non-GAAP measures adjusted net income, adjusted earnings per share and EBITDAX and a reconciliation of these measures to the associated GAAP measure.

Tim Leach, Chairman, Chief Executive Officer and President, commented, “First quarter was an outstanding start to the year in which we anticipate strong growth within cash flow. We delivered exceptional production growth while preserving our low cost structure. As activity rapidly accelerates in the Permian Basin, our execution strength and scale are great advantages that together provide a tight grip on costs and logistics as well as a solid platform for creating long-term shareholder value.”

First-Quarter 2017 Operations Summary

Production for the first quarter of 2017 was an average of 181.4 thousand Boe per day (MBoepd), an increase of approximately 30% from the first quarter of 2016 and 10% from the fourth quarter of 2016. Crude oil production for the first quarter of 2017 totaled 113.6 thousand barrels per day (MBopd), an increase of approximately 28% from the first quarter of 2016 and 13% from the fourth quarter of 2016. Average daily natural gas production for the first quarter of 2017 totaled 406.6 million cubic feet (MMcf).

During the first quarter of 2017, Concho averaged 21 rigs, compared to 18 rigs in the fourth quarter of 2016. Concho commenced drilling or participated in a total of 73 gross wells (57 operated wells) and completed 65 gross wells during the first quarter of 2017. The table below summarizes the Company’s drilling activity by core area for the first quarter of 2017.

	Number of Wells Drilled (Gross)	Number of Operated Wells Drilled (Gross)	Number of Wells Completed (Gross)
Northern Delaware Basin	34	23	29
Southern Delaware Basin	13	8	7
Midland Basin	16	16	27
New Mexico Shelf	10	10	2
Total	73	57	65

Manufacturing Growth

Large-scale development projects will play an increasingly important role in the Company’s capital program. The strategic shift to manufacturing growth is enabled by our large, contiguous acreage positions in the Midland Basin, Delaware Basin and New Mexico Shelf. Manufacturing mode includes targeting multiple intervals with long lateral wells and batch completions and will further power capital-efficient development of our high-quality resource.

Concho is currently drilling the Mabee Ranch development project in Andrews County, Texas. The project includes 13 two-mile wells targeting five landings across the Spraberry and Wolfcamp zones. The development pattern implies 32 wells per section. Concho is utilizing leading edge technology, including fiber optic monitoring, to assess lateral placement, well spacing and completion design of the project.

In the Northern Delaware Basin, the Company has eight development projects with at least four wells each, including the Windward project in Red Hills. This project targets the Avalon Shale with two-mile lateral wells. The Brass Monkey project in the Southern Delaware Basin is an eight-well project testing simultaneous development of the 3rd Bone Spring and Wolfcamp with long lateral wells.

Northern Delaware Basin

Concho added 16 horizontal wells in the Northern Delaware Basin with at least 30 days of production as of the end of the first quarter of 2017 and an average lateral length of 5,084 feet. The wells delivered record performance on both an absolute and lateral-length normalized basis with an average 30-day peak rate of 1,473 Boepd (75% oil), which equates to productivity of 290 Boepd per one-thousand feet of lateral. The average peak 24-hour rate for the wells was 1,825 Boepd. The Company currently has eight horizontal rigs in the Northern Delaware Basin.

Extending Robust Oil Plays into the Company’s Deep Area

Outstanding well results in the Company’s Deep area extend the robust oil plays further north from the Red Hills area in Lea County, New Mexico. In the Deep area, Concho is actively developing the Bone Spring and Wolfcamp formations with an emphasis on optimizing lateral placement and spacing between wells. During the first quarter of 2017, the Company added three wells in the Bone Spring with an average lateral length of 4,274 feet and average peak 30-day rate of 2,112 Boepd (81% oil).

In addition, Concho’s oil-rich Red Hills acreage continues to deliver excellent results. During the first quarter of 2017, the Company added five wells. The wells were drilled to an average lateral length of 5,745 feet and produced at an average peak 30-day rate of 1,980 Boepd (78% oil). Here the Company is focused on delineating pay zones by refining lateral placement as well as spacing between wells.

Southern Delaware Basin

Concho added nine horizontal wells in the Southern Delaware Basin with at least 30 days of production as of the end of the first quarter of 2017. The average peak 30-day and 24-hour rates for these wells were 1,632 Boepd (73% oil) and 2,156 Boepd, respectively. The average 30-day peak rate and the average lateral length for these wells of 8,184 feet both represent Company records for the Southern Delaware Basin. The Company currently has six horizontal rigs in the Southern Delaware Basin.

Delivering Strong Results in the 3rd Bone Spring Formation

The Company continues to demonstrate success in the 3rd Bone Spring formation in the Southern Delaware Basin. Concho added two 3rd Bone Spring horizontal wells during the first quarter of 2017 with an average peak 30-day and 24-hour rate of 2,412 Boepd (70% oil) and 2,985 Boepd, respectively. The average lateral length for these wells was 10,003 feet.

Midland Basin

Concho added 21 horizontal wells in the Midland Basin with at least 30 days of production as of the end of the first quarter of 2017. The average peak 30-day and 24-hour rates for these wells were 1,164 Boepd (88% oil) and 1,453 Boepd, respectively. The average lateral length for these wells was 9,910 feet. The Company currently has five horizontal rigs in the Midland Basin.

New Mexico Shelf

In the New Mexico Shelf, Concho added seven horizontal wells with at least 30 days of production as of the end of the first quarter of 2017. The average peak 30-day and 24-hour rates for these wells were 546 Boepd (84% oil) and 701 Boepd, respectively. The average lateral length for these wells was 4,517 feet. The Company currently has two horizontal rigs in the New Mexico Shelf.

Improving Recoveries in Legacy Oil Play

Concho completed the Sneed 9 Federal Com #11H, a 5,490 foot horizontal well targeting the Paddock formation. The well achieved peak 30-day and 24-hour rates of 1,039 Boepd (84% oil) and 1,227 Boepd, respectively. Overall, the Company’s program in the New Mexico Shelf is generating excellent rates of return due to lean capital costs and advancements in completion design.

First-Quarter 2017 Financial Summary

Concho’s average realized price for crude oil and natural gas for the first quarter of 2017, excluding the effect of commodity derivatives, was $49.08 per Bbl and $3.00 per Mcf, respectively, compared with $29.90 per Bbl and $1.50 per Mcf, respectively, for the first quarter of 2016.

Net income for the first quarter of 2017 was $650 million, or $4.37 per diluted share, compared to net loss of $1.0 billion, or $7.95 per diluted share, for the first quarter of 2016. During the first quarter of 2017, Concho completed the sale of its ownership interests in Alpha Holding Company, LLC, the owner of the Alpha Crude Connector system (“ACC”), for $803 million. Net income for the first quarter of 2017 included a gain of $654 million primarily related to the sale of ACC. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for the first quarter of 2017 was $72 million, or $0.49 per diluted share, compared with adjusted net loss (non-GAAP) of $6 million, or $0.05 per diluted share, for the first quarter of 2016.

EBITDAX (non-GAAP) for the first quarter of 2017 totaled $461 million, compared to $383 million for the first quarter of 2016.

Financial Position and Liquidity

At March 31, 2017, Concho had cash of $771 million and long-term debt of $2.7 billion. Concho completed the annual redetermination of its credit facility in April 2017. The Company amended its credit facility to extend the maturity date three years to May 2022 and increase the borrowing base from $2.8 billion to $3.0 billion. Additionally, the Company elected to reduce the commitment amount from $2.5 billion to $2.0 billion. Concho currently has no outstanding borrowings under its credit facility.

Outlook

For the second quarter of 2017, Concho expects production to average between 182 MBoepd and 186 MBoepd. In addition, Concho updated its full-year 2017 outlook for certain items. The following table summarizes the Company’s current guidance for those items, as compared to the Company’s prior guidance.

Full Year 2017
	Prior	Current
Annual production growth	20% - 24%	21% - 25%
Oil and natural gas production expense (per Boe)	$5.75 - $6.25	$5.50 - $6.00
Depletion, depreciation and amortization expense (per Boe)	$18.00 - $20.00	$17.00 - $19.00

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. For the remainder of 2017, Concho has crude oil swap contracts covering approximately 86.7 MBopd at a weighted average price of $53.48 per Bbl. The Company also has crude oil swaps for 2018 and 2019, covering approximately 59.0 MBopd and 24.3 MBopd at a weighted average price of $51.86 per Bbl and $55.14 per Bbl, respectively. Please see the table under “Derivatives Information” below for detailed information about the Company’s current derivatives positions.

Conference Call

Concho will discuss first quarter 2017 results on a conference call tomorrow, May 4, 2017, at 8:00 AM CT (9:00 AM ET). The telephone number and passcode to access the conference call are provided below:

Dial-in: (844) 263-8298
Intl. dial-in: (478) 219-0007
Participant Passcode: 98507949

To access the live webcast and view the related earnings presentation, visit the Company’s website at www.concho.com. The replay will also be available on Concho’s website under the “Investors” section.

Upcoming Conferences

The Company will participate in the following upcoming conferences:

Conference Date	Conference
May 17, 2017	Stephens Energy Executive Summit
June 7, 2017	RBC Capital Markets Global Energy Conference
June 21, 2017	Tudor, Pickering, Holt & Co. Hotter ‘N Hell Energy Conference
June 26, 2017	J.P. Morgan Energy Equity Investor Conference

The presentations will be available on the Company’s website on or prior to the day of the first conference under the Investors section of the Company’s website, www.concho.com.

Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the risk factors discussed or referenced in the Company’s most recent Annual Report on Form 10-K and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; risks relating to declines in, or the sustained depression of, the prices the Company receives for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling, completion and operating risks; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing and the export of oil and natural gas; environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of Southeast New Mexico and West Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; the costs and availability of equipment, resources, services and qualified personnel required to perform the Company’s drilling and operating activities; potential financial losses or earnings reductions from the Company’s commodity price risk-management program; risks and liabilities associated with acquired properties or businesses; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under the Company’s credit facility; the impact of potential changes in the Company’s credit ratings; cybersecurity risks, such as those involving unauthorized access, malicious software, data privacy breaches by employees or others with authorized access, cyber or phishing-attacks, ransomware and other security issues; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions, either internationally or domestically; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	March 31,	December 31,
(in millions, except share and per share amounts)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$771	$53
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	239	220
Joint operations and other	248	238
Derivative instruments	55	4
Prepaid costs and other	40	31
Total current assets	1,353	546
Property and equipment:
Oil and natural gas properties, successful efforts method	19,287	18,476
Accumulated depletion and depreciation	(7,667)	(7,390)
Total oil and natural gas properties, net	11,620	11,086
Other property and equipment, net	209	216
Total property and equipment, net	11,829	11,302
Funds held in escrow	-	43
Deferred loan costs, net	10	11
Intangible asset - operating rights, net	24	24
Inventory	14	16
Noncurrent derivative instruments	42	-
Other assets	47	177
Total assets	$13,319	$12,119
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$35	$28
Revenue payable	139	132
Accrued and prepaid drilling costs	445	359
Derivative instruments	10	82
Other current liabilities	151	152
Total current liabilities	780	753
Long-term debt	2,741	2,741
Deferred income taxes	1,122	766
Noncurrent derivative instruments	3	96
Asset retirement obligations and other long-term liabilities	141	140
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 148,752,676 and 146,488,685 shares issued at March 31, 2017 and December 31, 2016, respectively	-	-
Additional paid-in capital	7,061	6,783
Retained earnings	1,534	884
Treasury stock, at cost; 578,633 and 429,708 shares at March 31, 2017 and December 31, 2016, respectively	(63)	(44)
Total stockholders’ equity	8,532	7,623
Total liabilities and stockholders’ equity	$13,319	$12,119

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2017	2016

Operating revenues:
Oil sales	$502	$242
Natural gas sales	110	42
Total operating revenues	612	284
Operating costs and expenses:
Oil and natural gas production	87	92
Production and ad valorem taxes	48	23
Exploration and abandonments	15	23
Depreciation, depletion and amortization	283	310
Accretion of discount on asset retirement obligations	2	2
Impairments of long-lived assets	-	1,525
General and administrative (including non-cash stock-based compensation of $12 and $16 for the three months ended March 31, 2017 and 2016, respectively)	56	54
Gain on derivatives	(286)	(81)
Gain on disposition of assets, net	(654)	(111)
Total operating costs and expenses	(449)	1,837
Income (loss) from operations	1,061	(1,553)
Other income (expense):
Interest expense	(40)	(54)
Other, net	-	(7)
Total other expense	(40)	(61)
Income (loss) before income taxes	1,021	(1,614)
Income tax (expense) benefit	(371)	594
Net income (loss)	$650	$(1,020)
Earnings per share:
Basic net income (loss)	$4.39	$(7.95)
Diluted net income (loss)	$4.37	$(7.95)

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Three Months Ended
	March 31,
(in millions)	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$650	$(1,020)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	283	310
Accretion of discount on asset retirement obligations	2	2
Impairments of long-lived assets	-	1,525
Exploration and abandonments, including dry holes	6	21
Non-cash stock-based compensation expense	12	16
Deferred income taxes	363	(584)
Gain on disposition of assets, net	(654)	(111)
Gain on derivatives	(286)	(81)
Net settlements received from derivatives	28	259
Other non-cash items	1	4
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(6)	68
Prepaid costs and other	(8)	(5)
Accounts payable	7	8
Revenue payable	8	(44)
Other current liabilities	1	2
Net cash provided by operating activities	407	370
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(457)	(380)
Additions to property, equipment and other assets	(2)	(9)
Proceeds from the disposition of assets	806	292
Direct transaction costs for disposition of assets	(17)	-
Contributions to equity method investments	-	(25)
Net cash provided by (used in) investing activities	330	(122)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	105	-
Payments of debt	(105)	-
Excess tax deficiency from stock-based compensation	-	(1)
Purchase of treasury stock	(19)	(9)
Net cash used in financing activities	(19)	(10)
Net increase in cash and cash equivalents	718	238
Cash and cash equivalents at beginning of period	53	229
Cash and cash equivalents at end of period	$771	$467
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for business combinations	$258	$231

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended
	March 31,
	2017	2016

Production and operating data:
Average daily production volumes:
Oil (Bbl)	113,600	89,011
Natural gas (Mcf)	406,633	302,824
Total (Boe)	181,372	139,482

Average prices per unit:
Oil, without derivatives (Bbl)	$49.08	$29.90
Oil, with derivatives (Bbl) (a)	$52.12	$60.90
Natural gas, without derivatives (Mcf)	$3.00	$1.50
Natural gas, with derivatives (Mcf) (a)	$2.90	$1.75
Total, without derivatives (Boe)	$37.47	$22.34
Total, with derivatives (Boe) (a)	$39.15	$42.66

Operating costs and expenses per Boe:
Oil and natural gas production	$5.35	$7.28
Production and ad valorem taxes	$2.93	$1.78
Depreciation, depletion and amortization	$17.36	$24.43
General and administrative	$3.36	$4.24

(a)	Includes the effect of net cash receipts from (payments on) derivatives:

	Three Months Ended
	March 31,
(in millions)	2017	2016

Net cash receipts from (payments on) derivatives:
Oil derivatives	$31	$252
Natural gas derivatives	(3)	7
Total	$28	$259

	The presentation of average prices with derivatives is a result of including the net cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended
	March 31,
(in millions)	2017	2016

Property acquisition costs:
Proved	$127	$252
Unproved	306	139
Exploration	235	170
Development	158	83
Total costs incurred for oil and natural gas properties	$826	$644

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at May 3, 2017, for the periods indicated:

		2017
		Second Quarter	Third Quarter	Fourth Quarter	Total	2018	2019

Oil Swaps: (a)
	Volume (Bbl)	8,679,480	7,966,370	7,188,080	23,833,930	21,537,124	8,854,000
	Price per Bbl	$56.46	$51.69	$51.87	$53.48	$51.86	$55.14

Oil Basis Swaps: (b)
	Volume (Bbl)	6,141,500	5,290,000	5,290,000	16,721,500	15,695,000	2,555,000
	Price per Bbl	$(1.03)	$(0.49)	$(0.49)	$(0.69)	$(1.00)	$(1.25)

Natural Gas Swaps: (c)
	Volume (MMBtu)	14,814,642	14,665,441	14,043,000	43,523,083	33,370,000	-
	Price per MMBtu	$3.08	$3.10	$3.09	$3.09	$3.04	$-

(a)	The index prices for the oil price swaps are based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.

(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The Company reports its financial results in accordance with the United States generally accepted accounting principles (GAAP). However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings per Share

The Company’s presentation of adjusted net income (loss) and adjusted earnings per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income (loss) and adjusted earnings per share represent earnings and diluted earnings per share determined under GAAP without regard to certain non-cash and unusual items. The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted net income (loss) and adjusted earnings per share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income (loss) to adjusted net income (loss) (non-GAAP), both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2017	2016

Net income (loss) - as reported	$650	$(1,020)

Adjustments for certain non-cash and unusual items:
Gain on derivatives	(286)	(81)
Net cash receipts from derivatives	28	259
Impairments of long-lived assets	-	1,525
Leasehold abandonments	6	21
Gain on disposition of assets and other	(654)	(109)
Tax impact	336	(601)
Excess tax benefit	(8)	-
Adjusted net income (loss)	$72	$(6)

Net income (loss) per diluted share - as reported	$4.37	$(7.95)

Adjustments for certain non-cash and unusual items per diluted share:
Gain on derivatives	(1.92)	(0.62)
Net cash receipts from derivatives	0.18	2.01
Impairments of long-lived assets	-	11.88
Leasehold abandonments	0.04	0.16
Gain on disposition of assets and other	(4.40)	(0.86)
Tax impact	2.27	(4.67)
Excess tax benefit	(0.05)	-
Adjusted net income (loss) per diluted share	$0.49	$(0.05)

Adjusted earnings per share:
Basic net income (loss)	$0.49	$(0.05)
Diluted net income (loss)	$0.49	$(0.05)

Reconciliation of Net Income (Loss) to EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) gain on derivatives, (7) net cash receipts from derivatives, (8) gain on disposition of assets, net, (9) interest expense and (10) federal and state income tax expense (benefit). EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations, and it is also a material component of one of the financial covenants under the Company’s credit facility. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements, including by lenders pursuant to a covenant in the Company’s credit facility. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis. Further, under the Company’s credit facility, an event of default could arise if it were not able to satisfy and remain in compliance with its specified financial ratio, defined as the maintenance of a quarterly ratio of total debt to consolidated last twelve months EBITDAX of no greater than 4.25 to 1.0. Non-compliance with this ratio could trigger an event of default under the Company’s credit facility, which then could trigger an event of default under its indentures. At March 31, 2017, the Company was in compliance with the covenants under all of its debt instruments.

The following table provides a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended
	March 31,
(in millions)	2017	2016

Net income (loss)	$650	$(1,020)
Exploration and abandonments	15	23
Depreciation, depletion and amortization	283	310
Accretion of discount on asset retirement obligations	2	2
Impairments of long-lived assets	-	1,525
Non-cash stock-based compensation	12	16
Gain on derivatives	(286)	(81)
Net cash receipts from derivatives	28	259
Gain on disposition of assets, net	(654)	(111)
Interest expense	40	54
Income tax expense (benefit)	371	(594)
EBITDAX	$461	$383

CONTACT:
Concho Resources Inc.
Megan P. Hays, 432-685-2533
Vice President of Investor Relations
or
Mary Tennant Starnes, 432-221-0477
Senior Financial Analyst
or
Ryan Thrasher, 432-686-3025
Financial Analyst